Chamberlin Law Office, P.A.
                         G. Richard Chamberlin, attorney
                           Florida & Georgia Bars only
                     1941 Southeast 51st Terrace, Suite 800
                              Ocala, Florida 34471

May 3, 1999

Al Sanders
Liberty Transfer Co.
191 New York Avenue
Huntington, New York 11743

Facsimile: 516-385-1619

Re: Equity Growth Systems, inc. ("Equity")

Dear Mr. Sanders:

     Please be advised, that after a thorough examination of the company records it has been determined that the following persons or entities have not paid the appropriate consideration for stock issued and therefore the Rule 144 ("144") holding period has not yet started. A list of addresses for stockholders who have failed to pay the appropriate consideration is attached as exhibit "A".

     The company hereby directs you to take the following action:

1. Have your records reflect that the 144 holding period has not commenced and will not commence until appropriate consideration is paid by the stockholders listed below.

2. Make a written request that each listed stockholder surrendered his/her stock for cancellation, if payment is not being made.

3. Do not transfer any of the  securities  held by the persons  noted unless you
receive  further   instructions   from  Equity  that   consideration   has  been
appropriately paid.

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     If you have any questions please give me a call at 352-694-6714.


                           Sincerely,

                 /s/ G. Richard Chamberlin /s/
             --------------------------------------
                   G. Richard Chamberlin, Esq
           Attorney for Equity Growth Systems, inc.

cc:  Charles J. Scimeca
     Leonard Miles Tucker, President of Yankee Companies, Inc.
     William A. Calvo, III, Vice-President of Yankee Companies, Inc. Larry Bowman, CPA for Equity Growth Systems, inc.
     Directors of Equity


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